CALL OPTION AGREEMENT


     This Call Option Agreement (the "Agreement") is entered into this 10th day of April, 1996, by and between THE BEARD COMPANY, an Oklahoma corporation ("Beard"), and Richard R. Dunning, Larry D. Hartzog, and Michael C. Black (with said individuals being hereafter referred to collectively as the "Shareholders"). Beard hereby grants to Shareholders an option (the "Option") to purchase One Hundred Forty-Four Thousand (144,000) shares of the voting common stock (the "Shares") of Cibola Corporation, a Wyoming corporation ("Cibola"), which Shares are currently owned by Beard and represent Eighty Percent (80%) of the issued and outstanding voting common stock of Cibola, at the price and on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the sum of One Thousand Dollars ($1,000) in cash paid by the Shareholders (in the aggregate) to Beard, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Date of Grant; Term of Option. The Option is granted as of April 10, 1996, and it may not be exercised later than June 29, 2006 unless extended by the mutual agreement of Beard and Shareholders.

     2. Option Exercise Price. Shareholders may exercise the Option by paying to Beard the following amounts: (i) an amount equal to the greater of (A) the then-outstanding balance of principal and accrued interest on that certain Nonrecourse Secured Promissory Note, dated April 10, 1996, and payable by Beard to Cibola (the "Note") or (B) the then fair market value of the Shares, determined with reference to the amount to which the holder of the Shares would be entitled in the event Cibola was liquidated on the effective date of the exercise of the Option, taking into account all amounts necessary to pay all debts of Cibola and make all required liquidating distributions to preferred shareholders of Cibola; and (ii) all amounts owed by Cibola to Beard on any other agreements between the parties hereto, to the extent such amounts are due and payable within six months after the Option exercise date.

     3. Exercise of Option. The Option shall be exercisable during its term only in accordance with the provisions of this Agreement, as follows:

          (a) Right to Exercise. Shareholders shall be entitled to exercise the Option provided herein upon the occurrence of any one or more of the following:

               (i) If Beard ceases to file consolidated income tax returns for federal income tax purposes, or if Beard notifies Cibola of its intent to either cease filing such consolidated returns or voluntarily take any action which would preclude the filing of such consolidated returns; notwithstanding any other provision of this Agreement, or any other agreement between the parties hereto, Beard hereby agrees to notify Cibola of its intent to cease filing, or to take any action that would cause Beard to cease qualifying to file, consolidated federal income tax returns on or before that date which is six (6) months prior to the last day of the final consolidated return year of Beard that includes the results of Cibola's operations;

               (ii) If a Change of Control occurs with regard to Beard; for this purpose, "Change of Control" shall mean
          (A) the acquisition, in one or more transactions, by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of 50% or more of the combined voting power of Beard's then-outstanding voting securities, or (B) approval by shareholders of Beard of a merger, reorganization or consolidation involving Beard if the shareholders of Beard immediately before such merger, reorganization or consolidation do not or will not directly or indirectly, immediately following such merger, reorganization or consolidation, own more than 50% of the combined voting power of the outstanding voting securities of Beard resulting from or surviving such merger, reorganization or consolidation, or (C) approval by shareholders of Beard of a complete liquidation or dissolution of Beard, or (D) approval by shareholders of Beard of an agreement for the sale or other disposition of all or substantially all of the assets of Beard, or (E) acceptance by shareholders of Beard of shares in a reorganization or share exchange pursuant to which shareholders of Beard immediately before such transaction do not or will not, directly or indirectly, immediately following such transaction own more than 50% of the combined voting power of the outstanding voting securities of Beard resulting from or surviving such transaction; or

               (iii) If, regardless of whether any of the above-described events have occurred or circumstances exist, Shareholders provide Beard five (5) business days' notice of their intent to exercise the Option provided for herein.

          (b) Method of Exercise. The Option shall be exercisable by written notice, given at least five (5) business days prior to the effective date of exercise, which shall recite Shareholders' election to exercise the Option for all of the Shares covered hereby, and shall provide a representation and agreement by Shareholders as to their investment intent with respect to the Shares to be purchased pursuant to this Agreement. Such written notice shall be signed by all of the Shareholders, or by persons authorized to act on their behalf, and shall be given to Beard in the manner provided for herein. The written notice shall be accompanied by payment, or arrangements for payment satisfactory to Beard, of the purchase price provided for herein. The certificates for the Shares as to which the Option is exercised shall be registered in the name of the Shareholders in accordance with their respective ownership thereof and shall be legended if and as required under applicable law.

          (c) Restrictions on Exercise. The Option may not be exercised if the transfer of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the Option, Beard may require Shareholders to make any reasonable representation and warranty which is required by applicable law.

     4. Investment Representations. Unless the Shares have been registered under the Securities Act of 1933, in connection with the acquisition of the Option, Shareholders represent and warrant as follows:

          (a) Shareholders are acquiring the Option, and upon exercise of the Option, they will be acquiring the Shares, for investment for their own account, not as a nominee or agent, and not with a view toward, or for resale in connection with, any redistribution thereof.

          (b) Shareholders have preexisting business relationships and sufficient business experience to allow Shareholders to be reasonably assumed to have the capacity to protect their interests in connection with the acquisition of the Option and the Shares.

     5. Assignment of Option. The Option may be assigned by Shareholders without the prior consent or knowledge of Beard.

     6. Rights as a Shareholder. Shareholders shall have no rights as owners of the Shares, and shall not have the right to vote or receive dividends or other remuneration with regard to the Shares subject to the Option, until the Option has been exercised.

     7. No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon Shareholders to exercise such Option. No failure of Shareholders to exercise the Option upon the occurrence of any event described in Section 3(a) shall be deemed to constitute a waiver of Shareholders' right to exercise the Option at any time thereafter during the term of this Agreement.

     8. Indemnification. In the event Shareholders exercise the Option, they shall either (i) jointly and severally guarantee the prompt and full payment of all obligations of Cibola under that certain Tax Sharing Agreement among Beard, Cibola and Shareholders of even date herewith or (ii) provide collateral security reasonably acceptable to Beard.

     9. Notices. Any notice given to a party hereto shall be addressed to such party at the address or facsimile number below, or at such other address as such party may hereafter designate in writing to the other party hereto. Such notices may be given personally, by first-class or certified mail (postage prepaid), or via facsimile transmission. Notice given personally shall be effective upon delivery to the party to whom addressed; notice given via facsimile shall be deemed effective upon confirmation of receipt by the transmitting facsimile machine; notice given by first-class mail shall be deemed effective three (3) business days after the date of postmark; and notice given by certified mail shall be effective on the date of receipt. The current notice addresses and facsimile numbers of the parties are as follows:

          (a)  If to Beard:        The Beard Company
                                   Attn: Herb Mee, Jr., President
                                   and W. M. Beard, Chairman
                                   Enterprise Plaza, Suite 320
                                   5600 N. May Avenue
                                   Oklahoma City, Oklahoma 73112
                                   Telephone No. (405) 842-2333
                                   Facsimile No. (405) 842-9901

               with a copy to:     Gary F. Fuller, Esq.
                                   McAfee & Taft
                                   10th Floor
                                   Two Leadership Square
                                   Oklahoma City, Oklahoma 73102
                                   Telephone No. (405) 235-9621
                                   Facsimile No. (405) 235-0439

          (b)  If to Shareholders: Cibola Corporation
                                   Attn: Richard R. Dunning and
                                   Roger D. Graham
                                   1720 Carey Avenue
                                   Cheyenne, Wyoming  82001
                                   Telephone No.
                                   Facsimile No.

               with a copy to:     Steven C. Davis
                                   Hartzog Conger & Cason
                                   1600 Bank of Oklahoma Plaza
                                   201 Robert S. Kerr Avenue
                                   Oklahoma City, Oklahoma 73102
                                   Telephone No. (405) 235-7000
                                   Facsimile No. (405) 235-7329

     Notice of any change in the above addresses shall be given in the manner set forth above. Whenever the provision of notice is required or contemplated under this Agreement, such notice may be waived by the party entitled to receive such notice.

     10. Entire Agreement, Etc. This Agreement represents the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement was negotiated and prepared by both parties with advice of counsel to the extent deemed necessary by each party, and was not prepared by one party to the exclusion of the other. Accordingly, the Agreement should not be interpreted or construed against a party by reason of that party's participation in its preparation.

     11. Governing Law, Successors, Etc. This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming, and shall be binding upon the heirs, successors, personal representatives and permitted assigns of the parties hereto.

     12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Call Option Agreement this 10th day of April, 1996.


"Beard":                           THE BEARD COMPANY,
                                   an Oklahoma corporation

                                   BY:  HERB MEE, JR.
                                        Herb Mee, Jr., President

"Shareholders":                    RICHARD R. DUNNING
                                   Richard R. Dunning

                                   LARRY D. HARTZOG
                                   Larry D. Hartzog

                                   MICHAEL C. BLACK
                                   Michael C. Black

                           Beard/Cibola

                         Loan Commitment

          In consideration for and as an inducement to The Beard Company ("Beard") entering into (i) that certain Subscription Agreement and (ii) that certain Tax Sharing Agreement, both with Cibola Corporation ("Cibola") of even date herewith, Cibola agrees that in the event Beard is required to make any payment to the Internal Revenue Service pursuant to paragraph 3 of the Tax Sharing Agreement (the "Deficiency Payment"), Cibola will lend Beard an amount equal to the Deficiency Payment, less the amount Cibola is required to pay Beard under the Tax Sharing Agreement with respect to the Deficiency Payment, for a period of two years from the date of the loan with interest at 10% per annum payable each December 31 and at maturity. The principal and all accrued interest on any such loan shall be paid at maturity.

          Executed by Cibola Corporation in Cheyenne, Wyoming, in multiple counterparts this 10th day of April, 1996.

                                CIBOLA CORPORATION


                                By:  MICHAEL C. BLACK
                                     President


                                THE BEARD COMPANY

                                By:  HERB MEE, JR.
                                     President